CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 23, 2012, relating to the consolidated financial statements of Enterprise Financial Services Corp (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 2010 consolidated financial statements as described in Note 24), and the effectiveness of Enterprise Financial Services Corp's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), included in the Annual Report on Form 10-K of Enterprise Financial Services Corp for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
August 9, 2012